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                                                                  Exhibit 10.20

                                 BONUS AGREEMENT

        This BONUS AGREEMENT (this "Agreement") dated as of May 20, 2003 by and between WERNER HOLDING CO. (PA), INC. a Pennsylvania corporation (the "Company"), and Eric J. Werner (the "Employee").

                                 R E C I T A L S

        WHEREAS, the Company intends to effect a recapitalization and redemption of its capital (the "Transaction") as specified in the Recapitalization and Stock Purchase Agreement dated as of May 7, 2003 by and between the Company and certain parties signatories thereto (the "Stock Purchase Agreement"); and

        WHEREAS, subject to and upon the consummation of the Transaction, the Company desires to reward certain members of management and key employees of the Company for their contribution to the success of the Company.

        NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

                                    AGREEMENT

        1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the following meanings:

            "Act" means the Securities Act of 1933, as amended.

            "Cause" means that the Employee (a) has been convicted of a felony, or has entered a plea of guilty or nolo contendere to a felony;
        (b) has committed an act of fraud or dishonesty which is materially injurious to the Company or any of its Subsidiaries; (c) has willfully and continually refused to perform his or her duties with the Company or any of its Subsidiaries; or (d) has engaged in gross misconduct that is materially injurious to the Company or any of its Subsidiaries.

            "Good Reason" means (a) the assignment to the Employee of duties, or the assignment of the Employee to a position, constituting a material diminution in the Employee's role, responsibilities or authority compared with his or her role, responsibilities or authority with the Company or its affiliates on the date hereof; (b) a reduction by the Company in the Employee's base salary as in effect from time to time; or (c) a demand by the Company to the Employee to relocate to any place that exceeds a 50 mile radius beyond the location at which the Employee performed the Employee's duties on the date hereof; provided, however, that in the event that any change in the Employee's duties, position, role, responsibilities or authority is implemented or proposed to be implemented by the Company during the term of his or her employment with the Company, then: (i) unless the Employee provides written notice to the Company and the Chief Executive Officer of the Company within 30 days of being notified of such



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        change or proposed change that the Employee asserts that such change constitutes a "material diminution", such change shall be deemed not to be such a "material diminution" and thereafter the Employee's duties, position, role, responsibilities and authority shall be as so changed; and (ii) in the event that the Employee provides such notice in a timely manner and, within 30 days thereafter, the Company, in its sole discretion, rescinds or alters such change, then the original change shall be disregarded (except to the extent so altered).

            "Initial Public Offering" means the sale of any of the common stock of the Company pursuant to a registration statement that has been declared effective under the Act, if as a result of such sale (a) the issuer becomes a reporting company under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and (b) such stock is traded on the New York Stock Exchange or the American Stock Exchange, or is quoted on the NASDAQ National Market System or is traded or quoted on any other national stock exchange or national securities system.

            "Liquidity Event" means a transaction or a series of related transactions which results in a bona fide, unaffiliated change of economic beneficial ownership of the Company or its business of greater than 50% (disregarding for this purpose any disparate voting rights attributable to the outstanding stock of the Company), whether pursuant to the sale of the stock of the Company, the sale of the assets of the Company, or a merger or consolidation (other than a sale of stock by a Non-Employee Stockholder to (a) another Non-Employee Stockholder or affiliate thereof, or (b) a non-U.S. entity with respect to which a Non-Employee Stockholder or affiliate thereof has an administrative relationship).

            "Non-Employee Stockholder" means a shareholder of the Company
        (other than any such shareholder who is also an employee of the Company) and any transferees of such shareholder prior to an Initial Public Offering or a Liquidity Event.

            "Subsidiary" means any joint venture, corporation, partnership, limited liability company or other entity as to which the Company, whether directly or indirectly, has more than 50% of the (a) voting rights or (b) rights to capital or profits.

        2. Cash Bonus Amount. For each fiscal year of the Company set forth on Exhibit A attached hereto and subject to the conditions set forth in Section 3 hereof, the Employee shall accrue the right to the Cash Bonus Amount set forth in column (C) of Exhibit A if the Company's annual Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"), as defined on Exhibit A, equals or exceeds the Target Annual EBITDA amount set forth in column (A) of Exhibit A with respect to such fiscal year. If for any fiscal year set forth on Exhibit A the Company's annual EBITDA amount for that fiscal year equals or exceeds 95% of the Target Annual EBITDA amount set forth in column (A) with respect to such fiscal year, but is less than 100% of such Target Annual EBITDA amount, then, subject to the conditions set forth in Section 3 hereof, the Employee shall accrue the right to 75% of the Cash Bonus Amount that the Employee would have accrued had the Company achieved 100% of its Target Annual EBITDA amount for that fiscal year. If for any fiscal year set forth on Exhibit A the Company's annual EBITDA amount for that fiscal year equals or exceeds 90% of the Target Annual


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 EBITDA amount set forth in column (A) with respect to such fiscal year, but is less than 95% of such Target Annual EBITDA amount, then, subject to the conditions set forth in Section 3 hereof, the Employee shall accrue the right to 50% of the Cash Bonus Amount that the Employee would have accrued had the Company achieved 100% of its Target Annual EBITDA amount for that fiscal year. If for any fiscal year set forth on Exhibit A the Company's cumulative annual EBITDA amount for that and the proceeding fiscal years equals or exceeds the Cumulative Target EBITDA amount set forth in column (B) of Exhibit A with respect to such fiscal year, and subject to the conditions set forth in Section 3 hereof, the Employee shall accrue the right to the Cash Bonus Amount as if the Company had achieved its Target Annual EBITDA amounts for that and each of the preceding fiscal years.

        3. Payment of Cash Bonus Amount. (a) Upon the consummation of a Liquidity Event or an Initial Public Offering and subject to Section 4 hereof, the Company shall pay, or cause to be paid, to the Employee, subject to Section 6 hereof, the aggregate amount of the accrued Cash Bonus Amount.

                  (b) If the Employee is terminated without Cause (including, but not limited to disability or death) or resigns with Good Reason after the date hereof but prior to the earlier of (i) December 31, 2008, or (ii) a Liquidity Event or an Initial Public Offering, then upon the consummation of a Liquidity Event or an Initial Public Offering the Company shall pay, or cause to be paid, to the Employee the aggregate Cash Bonus Amount that such Employee had accrued as of the date such Employee ceased to be so employed.

        4. Termination. (a) This Agreement will terminate and the Company shall have no obligation to pay, or cause to be paid, to the Employee the accrued Cash Bonus Amount on the earlier to occur of (i) December 31, 2008, or (ii) unless otherwise provided in Section 3(b) above, the date upon which the Employee's employment with the Company terminates for any reason.

                  (b) The Employee shall not be considered to have ceased to be employed by the Company for purposes of this Agreement if he or she continues to be employed by the Company or a Subsidiary, or by a company of which the Company is a Subsidiary.

        5. Not an Employment Contract. This Agreement shall not confer upon the Employee any right with respect to continuance of employment with the Company or any affiliate of the Company, nor shall it interfere in any way with the right of the Company to terminate the Employee's employment at any time.

        6. Taxes. Any payment made hereunder shall be subject to withholding of such taxes as the Company shall deem appropriate.

        7. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) three business days after being sent by registered or certified mail, return receipt requested, (b) upon delivery, if hand delivered,
(c) one business day after being sent by a nationally recognized prepaid overnight carrier with guaranteed delivery, with a record of receipt, or (d) upon


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transmission with confirmed delivery if sent by facsimile, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

        If to the Company to:

              Werner Holding Co. (PA), Inc.
              93 Werner Road
              Greenville, PA 16125
              Attention:  Eric J. Werner, General Counsel

        With a copy to:

              Gibson, Dunn & Crutcher LLP
              200 Park Avenue, 47th Floor
              New York, New York 10166-0193
              Facsimile: (212) 351-4035
              Attention:  E. Michael Greaney

        If to the Employee to the address set forth below the Employee's signature below.

        8. Governing Law. All terms of and rights under this Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

        9. Entire Agreement, Binding Obligations. This Agreement shall become binding on the Closing Date as such term is defined in the Stock Purchase Agreement, subject to the consummation of the Transaction. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature.

        10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

        11. Remedies. In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate


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compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.

        12. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement.

        13. Assignment; Binding Effect. This Agreement shall not be assigned by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

        14. Amendment; Waiver. Any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance) only with the prior written consent of the Company and the Employee.

        15. Headings. The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

        16. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart to this Agreement.


         [The remainder of this page has been intentionally left blank]




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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.



                                            WERNER HOLDING CO. (PA), INC.




                                            By:
                                               --------------------------------
                                               Name:   Dennis G. Heiner
                                               Title:  President and CEO



                                            EMPLOYEE:




                                            ----------------------------------
                                            Name:     Eric J. Werner
                                            Address:  705 Westminster Road
                                                      Hermitage, PA  16148-3241




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                                                                      EXHIBIT A

                                 ERIC J. WERNER

                        EARNINGS BEFORE INTEREST, TAXES,
                          DEPRECIATION AND AMORTIZATION
                    (COLUMNS A AND B IN MILLIONS OF DOLLARS)


                         (A)                 (B)                   (C)
                        Annual            Cumulative           Cash Bonus
 Fiscal Year            Target              Target               Amount
------------            --------         ---------------    ----------------
    2003                  92.1               92.1             $200,669.60
    2004                 103.6               195.7            $200,669.60
    2005                 115.6               311.3            $200,669.60

        Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") for a particular period is defined as Consolidated Net Income (loss) of the Company and its subsidiaries as shown on the consolidated statement of income (loss) for such period prepared in accordance with U.S. GAAP, consistently applied, which shall (a) exclude or be adjusted otherwise for all acquisitions and additional equity contributions to the extent such acquisitions and/or equity contributions materially change target EBITDA for any particular fiscal year of the Company, (b) reflect a reduction for all management and employment bonuses payable with respect to the fiscal year of the Company and
(c) be adjusted for any material amendment to the capital expenditure plan approved by the Board of Directors of the Company (the "Board"); plus (minus), to the extent such amounts are otherwise taken into account in determining EBITDA (prior to adjustment), the following:

                1. Any provision (benefit) for taxes, including franchise taxes, deducted (added) in calculating such consolidated net income (loss);

                2. Any interest expense (net of interest income), deducted in calculating such consolidated net income (loss);

                3. Amortization expenses deducted in calculating such consolidated net income (loss);

                4. Depreciation expense deducted in calculating consolidated net income (loss);

                5. Management fees paid to Investcorp to the extent recorded as an expense in calculating such consolidated net income (loss);

                6. Any unusual losses (gains) deducted (added) in calculating such consolidated net income (loss). This adjustment is intended to exclude, in the calculation of EBITDA, the effects, if any, of any transactions outside of the Company's ordinary

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        course of business as and to the extent determined to be appropriate in good faith by the Board.

        The Board reserves the right to make other adjustments to EBITDA or the EBITDA targets as the Board determines in good faith are appropriate to take into account the effect of material transactions or events during the period, including without limitation acquisitions, divestitures, equity issuances and significant changes to capital expenditure plans.

        The Employee and his or her representative shall be provided reasonable opportunity to review the computation of EBITDA and reasonable access to the data and information supporting such computation, but the Board's determination shall be conclusive and binding.







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